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EXHIBIT 18.1

August 27, 2009

Board of Directors
International Rectifier Corporation

Dear Sirs:

        Note 1 of Notes to Consolidated Financial Statements of International Rectifier Corporation and Subsidiaries included in their Form 10-K for the year ended June 28, 2009 describes a change in the method of accounting for patent application and related costs from capitalizing and amortizing such costs on a straight-line basis over the estimated economic life of the underlying technologies to expensing such costs as incurred. There are no authoritative criteria for determining a 'preferable' method to account for patent application and related costs based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

Very truly yours,
/s/ Ernst & Young LLP

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  EXHIBIT 18.1